UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2026

THE MIDDLEBY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9973	36-3352497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Toastmaster Drive, Elgin, Illinois	60120
(Address of Principal Executive Offices)	(Zip Code)

(847) 741-3300
(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	MIDD	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Departure and Transition of Timothy J. FitzGerald as Chief Executive Officer

On November 5, 2026, The Middleby Corporation (the “Company”) announced that, after many years of dedicated service to the Company, Timothy J. FitzGerald will transition out of his position as Chief Executive Officer (“CEO”) and step down from the Company’s board of directors (the “Board”), effective March 31, 2027. Upon his departure from the Company, Mr. FitzGerald will become eligible to receive severance benefits in accordance with his employment agreement and pro-rated accelerated vesting of his outstanding restricted stock units in accordance with his restricted stock unit award agreements.

During the transition period, Mr. FitzGerald will, in addition to his ordinary duties, assist his successor with transition efforts and will continue to receive his base salary and be eligible for employee benefits, other than new equity awards.

Promotion of Steven P. Spittle to President and Chief Executive Officer

On November 5, 2026, the Company announced that the Board promoted Steven P. Spittle (age 45) to President, effective immediately, and to CEO, effective April 1, 2027. Upon his promotion to CEO, Mr. Spittle will also become a member of the Board. Mr. Spittle has been Chief Commercial Officer of the Company since February 2021. Prior to becoming Chief Commercial Officer, Mr. Spittle was with the Company for more than a decade in roles of increasing responsibility including as Group President of Pitco Frialator and G.S. Blodgett from March 2017 to February 2021 and President of Pitco Frialator from April 2015 to March 2017.

In connection with his promotions, Mr. Spittle and the Company entered into an employment agreement, dated November 4, 2026 (the “Employment Agreement”). Pursuant to the Employment Agreement, effective immediately, Mr. Spittle will be paid an annual base salary of $850,000. Mr. Spittle will continue to be eligible to earn an annual bonus under the Company’s management incentive programs. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the terms and provisions thereof, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ending January 2, 2027.

Mr. Spittle also signed a new participation agreement under The Middleby Corporation Executive Severance Plan (the “Severance Plan”), identifying him as a Tier I Participant under the Severance Plan. Mr. Spittle will also be eligible to resign for good reason under the Severance Plan if he does not assume the position of CEO on or before April 1, 2027.

There are no arrangements or understandings between Mr. Spittle and any other persons pursuant to which he was selected as President, CEO or a director. There are also no family relationships between Mr. Spittle and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing the transition of Mr. FitzGerald out of his position as CEO and the promotion of Mr. Spittle to President and CEO is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated November 5, 2026, issued by The Middleby Corporation.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MIDDLEBY CORPORATION

Date: November 5, 2026	By:	/s/ Brittany C. Cerwin
	Name:	Brittany C. Cerwin
	Title:	Chief Financial Officer